EXHIBIT 10.3

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF MARCH 18, 2026

AMONG

FIDELITY CORE REAL ESTATE OPERATING PARTNERSHIP LP,

as Initial Borrower,

THE ADDITIONAL BORROWERS PARTY HERETO,

AND

FMR LLC,

as Lender

-i-

-ii-

-iii-

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement is entered into as of March XX, 2026, by and among FIDELITY CORE REAL ESTATE OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Initial Borrower”), the ADDITIONAL BORROWERS from time to time party hereto, and FMR LLC, a Delaware limited liability company, as lender (the “Lender”).

RECITALS

WHEREAS, the Initial Borrower has requested, and the Lender has agreed to, amend and restate in its entirety that certain Credit Agreement, dated as of January 27, 2023 (as amended, the “Existing Credit Agreement”) as set forth in this Agreement; and

WHEREAS, effective as of the date hereof, the Existing Credit Agreement shall be replaced in its entirety by this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

Section 1.1. Definitions. The following terms when used herein shall have the following meanings:

“Additional Borrower” means each Person that becomes a Borrower under this Agreement pursuant to Section 2.9.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person; provided that, with respect to any Borrower, Portfolio Companies (and portfolio companies of any Related Funds) shall not be deemed to be “Affiliates” of such Borrower.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms hereof.

“Applicable Margin” means 1.75% per annum.

“Borrower Joinder” means a countersignature to this Agreement executed and delivered by the Additional Borrower assuming any and all interests, obligations, rights, duties and liabilities in its capacity as a Borrower under this Agreement, and to the extent necessary, such Borrower Joinder may provide for additional representations, warranties, affirmative covenants and negative covenants, as well as such revisions to the terms of this Agreement as may be needed in order to account for the jurisdiction, structure or Partnership Agreement of such Additional Borrower, as may be required by the Lender or as may otherwise be agreed to by such Additional Borrower and Lender.

“Borrowers” means, collectively, the Initial Borrower and the Additional Borrowers, each, individually, a “Borrower”.

“Borrowing” means the total of Loans of a single type advanced by the Lender, and “Borrowings” means the plural thereof.

“Borrowing Date” means any date upon which a Loan is made hereunder.

“Borrowing Request” means a written request (including by email) for Loans delivered to the Lender.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York, New York.

“Capital Lease Obligation” means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with U.S. GAAP.

“Change of Control” means the General Partner or the Investment Manager shall have been removed or otherwise ceases to be the sole general partner or investment manager, as applicable, of a Borrower, unless the entity replacing the General Partner or Investment Manager, as applicable, is an Affiliate of the General Partner or Investment Manager.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commitment” means, the obligation of the Lender to make Loans hereunder in an aggregate principal amount at any one time outstanding not to exceed $50,000,000, as such amount may be reduced, increased or modified from time to time in accordance with Section 2.4 or Section 2.5, as applicable.

“Constituent Documents” means, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or registration with the secretary of state or other department in the state of its formation, as amended from time to time; (b) in the case of any limited liability company, the articles or certificate of formation and its operating agreement or limited liability company agreement; (c) in the case of a corporation, the certificate or articles of incorporation and its bylaws; and (d) in the case of a trust, the declaration of trust and its bylaws.

“Contingent Acquisition Consideration” means, with respect to any Designated Investment, the balance of the aggregate consideration to be paid pursuant to the terms of the applicable purchase or acquisition agreement entered into in respect of such Designated Investment upon consummation of the transactions contemplated thereby; provided that any Contingent Acquisition Consideration that has been designated by the Lender in writing as to be funded with equity contributions or with the net cash proceeds of the issuance of any Equity Interests shall be disregarded for purposes of determining compliance with Sections 2.6(b), 5.1(c) and 7.5(c).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means the advancing of any Loan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Designated Investment” means any investment in a Real Property Asset permitted by the Partnership Agreement or applicable Constituent Document of the applicable Borrower that is identified and designated to be funded with the proceeds of any Loan and to be made by such Borrower.

“Environmental Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other foreign, federal, state, provincial and local laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or release or recovery of onsite or offsite hazardous materials, as each of the foregoing may be amended from time to time, applicable to any Borrower and its Portfolio Companies; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“Equity Interests” means shares of common stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, as each of the foregoing may be amended from time to time.

“Event of Default” means any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time or any other condition has been satisfied.

“Facility” means the Commitment and the extensions of credit made thereunder.

“Fee” is defined in Section 2.7.

“Facility Fee” means, with respect to any quarterly period, 0.0375% of the Commitment as in effect as of the start of such quarterly period.

“Fidelity REIT” means Fidelity Core Real Estate Fund, a Maryland statutory trust.

“General Partner” means, collectively, (a) with respect to the Initial Borrower, the Fidelity REIT, and such other Person or Persons as may be a general partner of the Initial Borrower from time to time as permitted under the terms of this Agreement, and (b) with respect to any Additional Borrower, its general partner, manager, managing member, sole member or sole shareholder, and such other Person or Persons as may be a general partner, manager, managing member, sole member or sole shareholder of such Additional Borrower from time to time as permitted under the terms of this Agreement. Any one of the foregoing, being a “General Partner”.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Asset Value” means as of the date of determination, the gross asset value of the Property of Fidelity REIT and its Subsidiaries as determined in good faith by the Investment Manager in accordance with the Valuation Guidelines.

“Guarantee” means of or by any Person (the “guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or in effect guaranteeing any return on any investment made by another Person, or any Indebtedness, lease, dividend or other obligation (a “primary obligation”) of any other Person (a “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guarantor, direct or indirect,

(a) to purchase any primary obligation or any property constituting direct or indirect security therefor,

(b) to advance or supply funds (i) for the purchase or payment of any primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor,

(c) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation,

(d) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and

(e) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate property, provided, however, that the term “Guarantee” shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

“Increase” is defined in Section 2.5.

“Indebtedness” means, as to any Person, on any date of determination, all items which constitute, without duplication,

(a) indebtedness for borrowed money (including the Obligations) or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business),

(b) indebtedness evidenced by notes, bonds, debentures or similar instruments,

(c) obligations with respect to any conditional sale or title retention agreement,

(d) indebtedness arising under acceptance and letter of credit facilities and the amount available to be drawn under all letters of credit issued for the account of such Person,

(e) all liabilities secured by any Lien on any Property owned by such Person (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business with respect to obligations which are not past due),

(f) all Guarantees or other liabilities with respect to any Indebtedness of any other Person,

(g) all Capital Lease Obligations, and

(h) all net obligations (determined as of any time based on the termination value thereof) of such Person under any Swap Contract.

provided that, for the avoidance of doubt, Indebtedness shall not include any obligation of a Borrower to make capital contributions or loan money to any Portfolio Company or to otherwise acquire a Portfolio Investment.

“Indemnified Taxes” means Taxes and Other Taxes.

“Initial Borrower” is defined in the introductory paragraph of this Agreement.

“Initial Acquisition Consideration” means, with respect to any Designated Investment, the amount of consideration paid, directly or indirectly, by the Initial Borrower or any Affiliate thereof upon entering into, or pursuant to the terms of, the applicable purchase or acquisition agreement in respect of such Designated Investment prior to the consummation of the transactions contemplated thereby.

“Interest Period” means each successive period of three months commencing on the Borrowing Date of a Loan and each three-month anniversary thereafter; provided that if any date on which an Interest Period is scheduled to end is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; provided, further, that the final Interest Period shall end on the applicable Payment Date.

“Investment Manager” means, with respect to a Borrower, the applicable investment manager or other similar manager or advisor, or any successor investment manager or advisor appointed by the General Partner on behalf of such Borrower.

“Lender” is defined in the introductory paragraph of this Agreement.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease Obligation or other title retention arrangement.

“Loans” means the loans and advances made by the Lender from time to time to the Borrowers pursuant to this Agreement.

“Loan Commitment Period” means the period commencing on the Closing Date and ending on the Stated Maturity Date, provided, however that if the Maturity Date occurs prior to such date, then the Loan Commitment Period shall terminate on the Maturity Date.

“Loan Documents” means this Agreement, the Notes (if any) and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means any circumstances or events which: (i) has a material adverse effect upon the validity or enforceability of any of the Loan Documents against the Borrowers and the General Partners, taken as a whole; (ii) has a material adverse effect upon the Lender’s rights and remedies under any of the Loan Documents; (iii) materially impairs the ability of the Borrowers and the General Partners, taken as a whole, to perform their obligations under any of the Loan Documents to which they are a party or any of their Constituent Documents; or (iv) has a material adverse effect upon the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the applicable Borrower, the applicable General Partner and their Subsidiaries, taken as a whole.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Lender declares the Obligations due and payable after the occurrence of an Event of Default; or (c) the date upon which the Borrower terminates the Commitments pursuant to Section 2.4(b) hereof or otherwise.

“Memorandum” means Fidelity REIT’s Confidential Private Placement Memorandum, dated as of November 17, 2022.

“Note” is defined in Section 2.2.

“Obligations” means all obligations of any Borrower, to pay principal and interest on the Loans, all Fees and charges payable hereunder, and all other payment obligations of such Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Other Taxes” is defined in Section 3.4(a)(ii).

“Partnership Agreements” means, collectively, (i) that certain Amended and Restated Limited Partnership Agreement of the Initial Borrower dated as of December 1, 2022, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, and (ii) with respect to any Additional Borrower, the limited partnership agreement, limited liability company agreement, operating agreement or by-laws, as applicable, for such Additional Borrower, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement. Any one of the foregoing, being a “Partnership Agreement”.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Portfolio Company” means any entity in which a Portfolio Investment is directly or indirectly held by a Borrower, including, where applicable, a Person formed to hold one or more Portfolio Investments.

“Portfolio Investment” means each portfolio investment of a Borrower as contemplated in such Borrower’s Partnership Agreement or offering memorandum, including, any Real Property Assets.

“Principal Obligation” means the aggregate outstanding principal balance of the Loans.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under U.S. GAAP.

“Real Estate Securities” means equity and debt securities of both publicly traded and private companies, including REITs and pass-through entities, that own Real Property or loans secured by real estate, including investments in commercial mortgage-backed securities, and derivative instruments, owned by the General Partner or any Borrower directly or indirectly through one or more of its Affiliates.

“Real Property” means land, rights in land (including leasehold interests) and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“Real Property Assets” means any Real Property, Real Estate Securities or other investment in which a Borrower holds an ownership interest.

“REIT” means a “real estate investment trust” under Section 856 of the Code.

“Related Funds” means other funds or accounts managed or advised by Affiliates of the Investment Manager.

“Responsible Officer” of any person means any executive officer, director or financial officer of such Person and any other officer, general partner, manager or managing member or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Solvent” means, with respect to any Borrower, as of any date of determination, that as of such date:

(a) the fair value of the assets of such Borrower, its General Partner and their Subsidiaries, taken as a whole, are greater than the total amount of liabilities, including contingent liabilities, of such Borrower, its General Partner and their Subsidiaries, taken as a whole;

(b) the fair value of the assets of such Borrower, its General Partner and their Subsidiaries, taken as a whole, are not less than the amount that will be required to pay the probable liability of such Borrower, its General Partner and their Subsidiaries on their debts as they become absolute and matured, taken as a whole;

(c) such Borrower, its General Partner and their Subsidiaries do not intend to, and do not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and

(d) such Borrower, its General Partner and their Subsidiaries are not engaged in a business or transaction, and are not about to engage in a business or transaction, for which its assets, taken as a whole, would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.

“Stated Maturity Date” means the date that is the third (3rd) anniversary of the Closing Date, or such later date pursuant to an extension under Section 2.4 hereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with U.S. GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of a Borrower.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Taxes” is defined in Section 3.4(a)(i).

“Taxes on Income” means, as to any Person, a Tax imposed by one of the following jurisdictions or by any political subdivision or taxing authority thereof: (a) the United States, (b) the jurisdiction in which such Person is organized, (c) the jurisdiction in which such Person’s principal office is located, or (d) in the case of the Lender, the jurisdiction in which the Lender’s lending office with respect to the Loans is located; which Tax is an income tax or franchise tax imposed on all or part of the net income or net profits of such Person or which Tax represents interest, fees, or penalties for late payment of such an income tax or franchise tax.

“Term SOFR” means the three-month forward-looking term SOFR rate published by CME Group (https://www.cmegroup.com) two SIFMA trading days prior to the commencement of the applicable Interest Period. (The SIFMA holiday schedule is available at https://www.sifma.org). If Term SOFR is less than zero, it shall be deemed to be zero.

“Unused Fee” means a fee equal to 0.15% per annum on the actual daily amount by which the Commitment exceeds the outstanding Principal Obligations, calculated on the basis of the actual number of days in the year and the actual days elapsed.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Valuation Guidelines” means the valuation guidelines and calculation methods referenced in the section of the Memorandum titled “Net Asset Value Calculation”.

Section 1.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to New York, New York, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with U.S. GAAP.

Section 1.3. Accounting Terms. As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under U.S. GAAP . If any change in U.S. GAAP would affect the computation of any requirement set forth in this Agreement, such requirement shall continue to be computed in accordance with U.S. GAAP, prior to such change

Section 1.4. Term SOFR Unavailability, Inadequacy or Illegality. If the Lender determines that Term SOFR has ceased to be published or is otherwise unavailable, the Lender shall promptly notify the Borrowers and the parties shall negotiate in good faith to agree on a replacement rate. Until a replacement rate is agreed, Loans shall bear interest at the last available Term SOFR plus the Applicable Margin.

SECTION 2. AMOUNT AND TERMS OF THE LOANS.

Section 2.1. Loans. Subject to the terms and conditions of this Agreement, the Lender agrees to make Loans to the Borrowers from time to time during the Loan Commitment Period; provided that the aggregate principal amount of the Loans at any one time outstanding shall not exceed the Commitment at such time. During the Loan Commitment Period, the Borrowers may borrow, prepay in whole or in part in accordance with Section 2.6(a) and reborrow under the Commitment, all in accordance with the terms and conditions hereof. The aggregate outstanding principal balance of the Loans, and all accrued and unpaid interest, fees, expenses and other amounts due under this Agreement and other Loan Documents shall be due and payable in full on the earlier of (i) one hundred eighty (180) days following the Borrowing Date of such Loans and (ii) the Maturity Date; provided that, subject to the satisfaction of the conditions set forth in Section 5.1, any outstanding Loan may be refinanced, in whole or in part, with a new Borrowing hereunder and the Loan(s) comprising such new Borrowing shall accrue interest as determined in accordance with Section 3.1(a). All Loans shall be made in U.S. Dollars and all payments on Loans (whether for principal, interest and fees) shall be made in U.S. Dollars.

Section 2.2. Note. (a) Upon request by the Lender, the Loans shall be evidenced by a promissory note of the Borrowers, in a form reasonably satisfactory to the Lender, with appropriate insertions therein as to date and principal amount (as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, the “Note”), payable to the Lender and representing the obligation of the Borrowers to pay the aggregate outstanding principal balance of the Loans, in each case with interest thereon as prescribed in Section 3.1.

(b) The Lender is hereby authorized to record (i) the date and amount of each Loan made by the Lender and (ii) the date and amount of each payment and prepayment of principal of any Loans on the schedule (and any continuations thereof) annexed to and constituting a part of the Note. No failure so to record or any error in so recording shall affect the obligation of the Borrowers to repay the Loans, with interest thereon, as herein provided.

Section 2.3. Procedure for Borrowing.

(a) A Borrower may borrow Loans during the Loan Commitment Period, provided that the requesting Borrower shall notify the Lender by the delivery of a Borrowing Request, which shall be irrevocable, no later than 3:00 p.m., one (1) Business Day prior to the requested Borrowing Date, which Borrowing Request shall specify (x) the aggregate principal amount to be borrowed and (y) the requested Borrowing Date.

(b) Subject to the satisfaction of the terms and conditions of this Agreement, as reasonably determined by the Lender, the Lender shall disburse the proceeds of each Loan as the requesting Borrower directs.

Section 2.4. Extension, Reduction, and Termination of the Commitment. (a) The Stated Maturity Date shall be extended automatically for one (1) three (3) year period, unless prior to the date that is thirty (30) days before the then current Stated Maturity Date, either a Borrower or the Lender notifies the other party that it intends not to extend this Agreement past the then current Stated Maturity Date.

(b) Commitment Termination and Reductions. The Borrowers shall have the right, upon at least three (3) Business Days’ prior written notice to the Lender, at any time, to permanently reduce the Commitment, provided, however, that any such reduction shall be in the amount of $500,000 or an integral multiple of $500,000 in excess thereof. Simultaneously with each reduction of the Commitment under this Section, the Borrowers shall prepay the Loans as required by Section 2.6(b).

Section 2.5. Increase in Commitments. The Borrowers may, on any Business Day during the Loan Commitment Period, with the written consent of the Lender in its sole and absolute discretion, increase the Commitments (an “Increase”) by delivering a written request (including by email) to the Lender at least fifteen (15) Business Days prior to the desired effective date of such Increase, which Increase shall be subject to the following:

(a) the aggregate amount of all such Increases shall not exceed $5,000,000 and any such Increase shall be in an amount not less than $500,000 (or such lesser amount then agreed to by the Lender);

(b) [reserved];

(c) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Increase; and

(d) each of the representations and warranties set forth in SECTION 4 hereof and in the other Loan Documents shall be and remain true and correct in all material respects on the effective date of such Increase (where not already qualified by materiality, otherwise in all respects), except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date.

The effective date of the Increase shall be designated by the Borrowers in consultation with the Lender. Notwithstanding anything herein to the contrary, the Lender shall have no obligation to increase its Commitment and its Commitment shall not be increased without its consent thereto, and the Lender may at its option, unconditionally decline to increase its Commitment.

Section 2.6. Payments of the Loans.

(a) Voluntary Prepayments. The Borrowers shall have the right at any time and from time to time to prepay all or any portion of the Loans without premium or penalty by delivering to the Lender an irrevocable written notice thereof at least three (3) Business Days prior to the proposed prepayment date, specifying (i) the amount to be prepaid and (ii) the date of prepayment, whereupon the amount specified in such notice shall be due and payable on the date specified.

(b) Mandatory Prepayments of Loans. Simultaneously with each reduction of the Commitment under Section 2.4(b), the Borrowers shall prepay the outstanding Loans by the amount, if any, by which the aggregate outstanding Principal Obligation exceeds the Commitment minus the aggregate principal amount of any outstanding Contingent Acquisition Consideration after giving effect to such reduction. If, at any other time, the Principal Obligation exceeds the Commitment minus the aggregate principal amount of any outstanding Contingent Acquisition Consideration, then, upon the earlier of (i) demand by the Lender or (ii) a Borrower obtaining actual knowledge thereof, the Borrowers shall prepay the Loans within two (2) Business Days following such demand or actual knowledge thereof in an aggregate amount equal to such excess.

(c) In General. Simultaneously with each prepayment of the Loans, the Borrowers shall prepay all accrued interest on the amount prepaid through the date of prepayment.

Section 2.7. Treatment and Application of Payments. (a) Each payment, including each prepayment, of principal and interest on the Loans and of any fees to be paid to the Lender in connection with this Agreement (the “Fees”) shall be made by the Borrowers prior to 4:00 p.m. on the date such payment is due, at the Lender’s principal office in Boston, Massachusetts, in lawful money of the United States, in funds immediately available to the Lender and without set-off or counterclaim. The failure of the Borrowers to make any such payment by 4:00 p.m. on the due date shall not constitute a Default so long as such payment is made on the due date after 4:00 p.m., provided, however, that such payment made after 4:00 p.m. on such due date shall be deemed to have been made prior to 4:00 p.m. on the next Business Day for the purpose of calculating interest.

(b) If any payment shall be due and payable on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day and interest shall be payable at the applicable rate specified herein during such extension, provided, however, that if such next Business Day is after the Maturity Date, any such payment shall be due on the immediately preceding Business Day.

Section 2.8. Use of Proceeds. Each Borrower agrees that the proceeds of the Loans shall be used only for purposes permitted by the applicable Partnership Agreement. Notwithstanding anything to the contrary contained in any Loan Document, each Borrower agrees that no part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.

Section 2.9. Additional Borrowers. A Person (other than a natural Person) may become a Borrower under this Agreement, and in each case will be bound by and entitled to the benefits and obligations of this Agreement as a Borrower hereunder to the same extent as any other Borrower, upon the fulfillment of the following conditions:

(a) Approval. Approval by the Lender of the addition of such Person as a Borrower.

(b) Joinder of New Borrower. The new Borrower shall provide to the Lender a Borrower Joinder and such other documents as the Lender may reasonably request.

(c) Borrower Note. To the extent requested by the Lender, the Lender shall have received a duly executed Note of each new Borrower executed in favor of the Lender and otherwise in compliance with the provisions of Section 2.2.

SECTION 3. INTEREST, FEES, ETC.

Section 3.1. Interest Rate and Payment Dates.

(a) Loans. Each Loan shall bear interest at a rate per annum equal to the Term SOFR plus the Applicable Margin and shall reset quarterly until the date of payment of such Loan in accordance with Section 2.1 or Section 2.6, as applicable, or a refinancing of such Loan in accordance with the proviso to Section 2.1.

(b) Default Rate. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, upon notice from the Lender, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loans as provided in subsection (a) above. All interest, payable under this subsection shall be payable on demand.

(c) Payment of Interest. Except as otherwise provided in subsection (b) above, interest shall be calculated quarterly and payable in arrears on the Maturity Date, provided that, any Borrower, in its sole discretion, may make payments of all or any portion of the then accrued and unpaid interest at any time. For the avoidance of doubt, in no event shall any accrued and unpaid interest be capitalized or added to the outstanding principal amount of the Loans.

(d) Computations. Interest on the Loans shall be calculated on the basis of a 360-day year, for the actual number of days elapsed. Each determination of Term SOFR by the Lender pursuant to the Loan Documents shall be conclusive and binding on all parties hereto absent manifest error.

(e) Highest Lawful Rate. At no time shall the interest rate payable on the Loans, together with the Fees and all other amounts payable under the Loan Documents to the Lender, to the extent the same are construed to constitute interest, exceed the maximum rate of interest that at any time may be contracted for, taken, charged or received by the Lender under the Loan Documents under applicable law. If for any period during the term of this Agreement, any amount paid to the Lender under the Loan Documents, to the extent the same shall (but for the provisions of this Section) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted during such period, then such excess amount shall be applied or shall be deemed to have been applied as a prepayment of the Loans in such order as the Lender shall determine.

(f) Rates. The parties hereto agree that the relevant interest rates and any other applicable charges in this Agreement shall be at arm’s length and in compliance with all applicable laws, orders, codes and regulations.

Section 3.2. Fees.

(a) The Borrowers shall pay the Lender an Unused Fee quarterly in arrears on each quarterly anniversary of the Closing Date and on the Stated Maturity Date.

(b) The Borrowers shall pay the Lender a quarterly Facility Fee during the Loan Commitment Period which, with respect to each quarterly period, shall be fully earned as of the first day of such quarterly period. Quarterly periods shall commence on the Closing Date (and, if the Stated Maturity Date is extended pursuant to Section 2.4, on the date that each such extension becomes effective) and on each of the three-month anniversaries following the Closing Date (and following the effective date of any such extension, as applicable), provided that no quarterly period shall commence on or after the Maturity Date. The Facility Fee with respect to any quarterly period shall be payable in arrears on the date that is the three-month anniversary of the start of such quarterly period or, if earlier, on the Maturity Date.

(c) Fees paid in connection with this Agreement shall not be refundable under any circumstances.

Section 3.3. Increased Costs. If, after the date of this Agreement, any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), and which change is applicable generally to other financial institutions, shall change the basis of taxation of payments to the Lender of the principal of or interest on the Loans made by the Lender hereunder or any Fees or other amounts payable hereunder (other than changes in respect of Taxes on Income of the Lender), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by the Lender or shall impose on the Lender any other condition affecting this Agreement or the Loans hereunder, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loans hereunder or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrowers shall pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

Section 3.4. Taxes; Net Payments.

(a) In the event that the Borrowers (or any of them), or any payment under this Agreement or the Note, becomes subject to any Taxes or Other Taxes (hereafter defined):

(i) any and all payments by the Borrowers under this Agreement or the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and any interest, additions to tax, penalties and all liabilities arising therefrom or with respect thereto (all collectively being hereinafter referred to as “Taxes”).

(ii) Each Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under this Agreement or the Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Note relating to Loans made to such Borrower (all collectively being hereinafter referred to as “Other Taxes”).

(iii) each Borrower shall indemnify the Lender for the full amount of Taxes and Other Taxes relating to Loans made to such Borrower, and for the full amount of Taxes imposed by any jurisdiction on amounts payable under this Section 3.4, paid by the Lender relating to such Loans. All indemnification payments shall be made within thirty (30) days from the date the Lender makes written demand therefor.

(iv) without prejudice to the survival of any other agreement of the Borrowers under this Agreement, the agreements and obligations of the Borrowers contained in this Section 3.4 shall survive the payment in full of principal and interest under this Agreement and the Note.

(b) In the event that a Borrower is prohibited by law from making payments under the Loan Documents free of deductions or withholdings of amounts which constitute Indemnified Taxes, such Borrower shall pay such additional amounts to the Lender as may be necessary in order that the actual amounts received by the Lender in respect of interest and any other amounts payable under the Loan Documents by such Borrower after such deduction or withholding (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amounts) shall equal the amount which would have been received if such deduction or withholding were not required.

(c) Taxes and Other Taxes shall not include Taxes on Income of the Lender.

(d) To the extent that the Lender (or any permitted assign or participant) is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender (or any permitted assign or participant) shall deliver to the Borrower at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender (or any permitted assign or participant), if reasonably requested by the Borrower shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable the Borrower to determine whether or not the Lender (or such permitted assign or participant) is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the submission of an IRS Form W-8 or IRS Form W-9, as applicable) shall not be required if in the Lender’s (or any permitted assign’s or participant’s) reasonable judgment such completion, execution or submission would subject the Lender (or any permitted assign or participant) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender (or any permitted assign or participant).

Section 3.5. Capital Adequacy. If (a) the enactment or promulgation of, or any change or phasing in, any United States or foreign law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof, (b) compliance with any directive or guideline from any central bank or United States or foreign Governmental Authority (whether having the force of law) promulgated or made after the date hereof, or (c) compliance with the Risk Rated Capital Guidelines of the Board of Governors of the Federal Reserve System as set forth in 12 CFR Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 CFR Part 3, or similar legislation, rules, guidelines, directives or regulations under any applicable United States or foreign Governmental Authority affects or would affect the amount of capital required to be maintained by the Lender (or any lending or issuing office of the Lender) or any corporation directly or indirectly owning or controlling the Lender or imposes any restriction on or otherwise adversely affects the Lender (or any lending or issuing office of the Lender) or any corporation directly or indirectly owning or controlling the Lender and the Lender shall have determined that such enactment, promulgation, change or compliance has the effect of reducing the rate of return on the Lender’s capital or the asset value to the Lender of any Loan made by the Lender as a consequence, directly or indirectly, of its obligations to make and maintain the funding of the Loans at a level below that which the Lender could have achieved but for such enactment, promulgation, change or compliance (after taking into account the Lender’s policies regarding capital adequacy), then, upon demand by the Lender, each Borrower shall promptly pay to the Lender such additional amount or amounts as shall be sufficient to compensate the Lender for such reduction in such rate of return or asset value relating to Loans made to such Borrower. The Lender shall provide the Borrowers with a statement setting forth the calculations of any additional amounts payable pursuant to this Section, which statement shall be conclusive absent manifest error.

Section 3.6. Payments; Certificates. Each payment pursuant to Sections 3.2, 3.3, 3.4 or 3.5 above shall be made within ten (10) days after demand therefor, which demand shall be accompanied by a certificate of the Lender setting forth in reasonable detail the calculations of the additional amounts payable pursuant thereto. Each such certificate shall be conclusive absent manifest error. No failure by the Lender to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time.

Section 3.7. Records. The Lender’s records with respect to the Loans, the interest rates applicable thereto, each payment and prepayment by a Borrower of principal and interest on the Loans and Fees, expenses and any other amounts due and payable in connection with this Agreement shall be presumed correct absent manifest error.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

Each Borrower, as applicable, represents and warrants to the Lender as follows:

Section 4.1. Organization and Qualification. Each of the Borrowers and the General Partners is duly registered, formed or organized, validly existing, and in good standing under the laws of the jurisdiction in which it is registered, formed or organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 4.2. Authorization and Power. Each of the Borrowers and the General Partners has the limited partnership, limited liability company, corporate or other entity, as applicable, power and requisite authority to execute, deliver, and perform its respective obligations under each Loan Document executed by it. Each of the Borrowers and the General Partners is duly authorized to, and has taken all partnership, limited liability company, corporate or other organizational, as applicable, action necessary to authorize it to execute, deliver, and perform its respective obligations under each Loan Document to which it is a party, and is and will continue to be duly authorized to perform its respective obligations under each Loan Document to which it is a party.

Section 4.3. No Conflicts or Consents. None of the execution and delivery of this Agreement and the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute, or regulation to which any Borrower or any General Partner is subject or any judgment, license, order, or permit applicable to any Borrower or any General Partner or any indenture, mortgage, deed of trust, or other material agreement or instrument to which any Borrower or any General Partner is a party or by which any Borrower or any General Partner may be bound, or to which any Borrower or any General Partner may be subject. No consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by any Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby.

Section 4.4. Enforceable Obligations. This Agreement and the other Loan Documents to which any Borrower or any General Partner is a party are the legal, valid and binding obligations of such Borrower or such General Partner, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and equitable principles.

Section 4.5. Financial Condition; Solvency. Any financial statement delivered to the Lender by a Borrower pursuant to Section 6.1 hereof fairly presents, in all material respects, the financial condition of such Borrower as of the applicable date of delivery, and has been prepared in accordance with U.S. GAAP, except as provided therein. The Borrowers and the General Partners, taken as a whole, are Solvent.

Section 4.6. Full Disclosure. There is no material fact that any Borrower or any General Partner has not disclosed to the Lender in writing which could reasonably be expected to result in a Material Adverse Effect. No written information heretofore furnished, taken as a whole, by any Borrower or any General Partner in connection with this Agreement, the other Loan Documents or any transaction contemplated hereby or thereby contains any untrue statement of a material fact that could reasonably be expected to result in a Material Adverse Effect.

Section 4.7. No Default. No event has occurred and is continuing which constitutes a Default or an Event of Default.

Section 4.8. No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of any Borrower or any General Partner, threatened in writing, against any Borrower or any General Partner that could reasonably be expected to result in a Material Adverse Effect.

Section 4.9. Material Adverse Change. There has not been a Material Adverse Effect since the date of the most recent financial statements submitted to the Lender.

Section 4.10. Taxes. All tax returns required to be filed by any Borrower in any jurisdiction have been filed and all Taxes (including mortgage recording taxes), assessments, fees, and other governmental charges upon any Borrower or upon any of its respective Properties, income or franchises have been paid, except (i) where such Borrower has made adequate reserves in accordance with U.S. GAAP for the payment of such Taxes and (ii) for any material amounts, the validity or amount thereof are being contested in good faith by appropriate proceedings. There is no proposed tax assessment against any Borrower or any basis for such assessment which is material and is not being contested in good faith and for which appropriate reserves therefor have been established.

Section 4.11. Jurisdiction of Formation; Principal Office. The jurisdiction of formation of the Initial Borrower is Delaware and its General Partner is formed in Maryland and the principal executive office and the principal place of business of the Initial Borrower and its General Partner is 245 Summer Street, Boston, MA 02210. The jurisdiction of formation of any Additional Borrower and its General Partner and their principal executive office and principal place of business is set forth in the applicable Borrower Joinder.

Section 4.12. Fiscal Year. The fiscal year of each Borrower is the calendar year.

Section 4.13. Compliance with Law. Each Borrower is in compliance in all material respects with all material laws, rules, regulations, orders, and decrees which are applicable to such Borrower or its Properties, including, without limitation, Environmental Laws and, if applicable, ERISA.

Section 4.14. Investment Company Act. Each Borrower is exempt from registration as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5. CONDITIONS PRECEDENT.

Section 5.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time (where not already qualified by materiality, otherwise in all respects), except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) after giving effect to such extension of credit, the outstanding Principal Obligation shall not exceed the Commitment then in effect minus the aggregate principal amount of any outstanding Contingent Acquisition Consideration;

(d) the Lender shall have received a Borrowing Request; and

(e) the outstanding Principal Obligation aggregated with other Indebtedness does not exceed 66.67% of the Gross Asset Value of Fidelity REIT and its Subsidiaries, calculated on a pro forma basis after giving effect to such extension of credit.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the requesting Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (e) of this Section; provided, however, that the Lender may continue to make advances hereunder, in the sole discretion of the Lender, notwithstanding the failure of the requesting Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or other condition set forth above that may then exist.

Section 5.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Lender shall have received this Agreement duly executed by the Initial Borrower and the Lender;

(b) to the extent requested by the Lender, the Lender shall have received a duly executed Note of the Initial Borrower in favor of the Lender dated the date hereof and otherwise in compliance with the provisions of Section 2.2; and

(c) no Material Adverse Effect shall have occurred.

SECTION 6. AFFIRMATIVE COVENANTS.

Each Borrower agrees that, so long as any credit is available to or in use by such Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 9.3:

Section 6.1. Financial Statements, Reports and Notices. Upon reasonable request by the Lender from time to time and to the extent available, each Borrower shall deliver, or shall cause to be delivered, to the Lender the following:

(a) Annual Statements. Within one hundred eighty (180) days after the end of each fiscal year of Fidelity REIT, audited consolidated financial statements of Fidelity REIT, including audited balance sheets of Fidelity REIT and statement of operations for such year, according to U.S. GAAP consistently applied; provided that, upon the written request of the Lender, the Borrowers will furnish unaudited consolidated financial statements of the Initial Borrower in lieu of Fidelity REIT;

(b) Quarterly Statements and Reports. Within ninety (90) days after the end of each of the first three fiscal quarters of each fiscal year of Fidelity REIT, an unaudited consolidated balance sheet of Fidelity REIT as of the end of such quarter and the related unaudited statement of operations for such quarter and for the portion of Fidelity REIT’s fiscal year ended at the end of such quarter; provided that, upon the written request of the Lender, the Borrowers will furnish quarterly unaudited consolidated financial statements of the Initial Borrower in lieu of Fidelity REIT; and

(c) Other Information. Such other information concerning the business, Properties, or financial condition of such Borrowers or its General Partner.

Section 6.2. Payment of Taxes. Each Borrower will pay and discharge all Taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any Property belonging to it before delinquent, except as could not reasonably be expected to result in a Material Adverse Effect; provided, however, that such Borrower shall not be required to pay any such Tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established.

Section 6.3. Maintenance of Existence and Rights. The Borrowers will, and will cause the General Partners to, preserve and maintain its existence. The Borrowers shall, and shall cause the General Partners to, further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to have a Material Adverse Effect.

Section 6.4. Notice of Default and Other Notices. The Borrowers will, and will cause the General Partners to, provide the Lender with written notice promptly upon a Responsible Officer becoming aware of the existence of (i) any material litigation or governmental proceeding involving a Borrower or a General Partner, (ii) notice of any event or condition which could reasonably be expected to result in a Material Adverse Effect, (iii) any condition or event which constitutes a Default or an Event of Default, together with a written notice specifying the nature and period of existence thereof and the action which the Borrower is taking or proposes to take with respect thereto, or (iv) any Change of Control.

Section 6.5. Compliance with Loan Documents and Constituent Documents. Unless otherwise approved in accordance with the terms of this Agreement, the Borrowers will, and will cause the General Partners to, promptly comply with any and all covenants and provisions of this Agreement and all of the other Loan Documents executed by it. The Borrowers will, and will cause the General Partners to, use the proceeds of any Funding Notices only for such purposes as are permitted by the requesting Borrower’s Constituent Documents. Each Borrower’s Portfolio Investments shall be made in accordance with its Constituent Documents.

Section 6.6. Operations and Investments. The Borrowers will, and will cause the General Partners to, act prudently and in accordance with customary industry standards in managing or operating its assets, Properties, business, and investments so as not to incur a Material Adverse Effect.

Section 6.7. Books and Records; Access. Upon reasonable prior notice to the applicable Borrower, such Borrower will, and will cause its General Partner to, give any representative of the Lender access during all business hours to, and permit representative to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Borrower, its General Partner or the Investment Manager and relating to its affairs, and to inspect any of the Properties of such Borrower and its General Partner; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Lender shall not exercise such rights more often than one (1) time during any calendar year.

Section 6.8. Compliance with Law. The Borrowers will, and will cause the General Partners to, comply in all material respects with all material laws, rules, regulations, and all orders of any Governmental Authority which are applicable to such Borrower or its Properties, including, without limitation, Environmental Laws and, if applicable, ERISA.

Section 6.9. Authorizations and Approvals. The Borrowers will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable the Borrowers and the General Partners to comply with their respective obligations hereunder, under the other Loan Documents and their respective Constituent Documents.

Section 6.10. Further Assurances. The Borrowers will, and will cause the General Partners to make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, or other assurances, and take any and all such other action, as the Lender may, from time to time, reasonably deem necessary in connection with this Agreement or any of the other Loan Documents, the obligations of the Borrowers hereunder or thereunder.

Section 6.11. Use of Proceeds. The proceeds of the Loans shall be used pursuant to Section 2.8. The Lender shall not have any liability, obligation, or responsibility whatsoever with respect to the requesting Borrower’s use of the proceeds of the Loans, and the Lender shall not be obligated to determine whether or not such Borrower’s use of the proceeds of the Loans are for purposes permitted under the Constituent Documents of such Borrower. Nothing, including, without limitation, any Borrowing, or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lender as to whether any Portfolio Investment by a Borrower is permitted by the terms of such Borrower’s Constituent Documents.

Section 6.12. Solvency. The Borrowers and the General Partners, taken as a whole, shall remain Solvent at all times during the term of this Agreement.

SECTION 7. NEGATIVE COVENANTS.

Each Borrower agrees that, so long as any credit is available to or in use by such Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 9.3:

Section 7.1. Mergers; Dissolution. No Borrower will (i) merge or consolidate with or into any Person, unless such Borrower is the surviving entity, or (ii) take any action to dissolve, terminate, merge or consolidate such Borrower, including, without limitation, any action to sell or dispose of all or substantially all of the Property of such Borrower.

Section 7.2. [Reserved].

Section 7.3. Fiscal Year and Accounting Method. Without the prior written notice to the Lender, no Borrower will change its fiscal year or method of accounting.

Section 7.4. Constituent Documents. Unless the Lender provides its prior written consent thereto, no Borrower shall alter, amend, modify, terminate, or change any provision of its Constituent Documents, if such alteration, amendment, modification, termination or change would amend any debt limitation provisions in such Constituent Documents in a manner adverse to the Lender.

Section 7.5. Limitations on Dividends and Distributions. No Borrower shall declare or pay any dividends or distributions except as permitted under its Constituent Documents; provided that no dividend or distribution (other than the payment of management or advisory fees to the Investment Manager under the investment management agreement between such Borrower and the Investment Manager) shall be made if at the time such dividend or distributions is made and after giving effect thereto and any Borrowing made in connection therewith, (a) an Event of Default has occurred and is continuing or (b) the Principal Obligation then outstanding exceeds the Commitment then in effect minus the aggregate principal amount of any outstanding Contingent Acquisition Consideration. Notwithstanding the foregoing, for so long as Fidelity REIT has elected to be treated as a REIT, the Borrowers shall have the right to declare or pay any dividends or distributions in order to ensure Fidelity REIT’s qualification as a REIT.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

Section 8.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) (i) a default in the payment of principal at the stated maturity thereof or at any other time provided for in this Agreement, or (ii) a default in the payment of interest, Fees or other Obligation when due and payable hereunder or under any other Loan Document, which continues unremedied for five (5) Business Days;

(b) (i) a default in the observance or performance of the covenants set forth in Sections 6.1, 6.10 or 6.11 which continues unremedied for ten (10) Business Days, (ii) a default in the observance or performance of the covenant set forth in Sections 2.6(b), 6.3, 6.4, 6.5, 6.7, 6.12 or Section 7 of this Agreement or (iii) a default in the observance or performance of any other covenant set forth in Section 6 which continues unremedied for thirty (30) days;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of a Borrower or a General Partner or (ii) written notice thereof is given to the Borrowers by the Lender;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Lender pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof, and, if the adverse effect of the failure of such representation or warranty is susceptible to cure, the Borrowers shall fail to cure such adverse effect within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of a Borrower or a General Partner or (ii) written notice thereof is delivered to the Borrowers by the Lender;

(e) (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, subject to any notice and/or cure periods contained therein, or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or (iii) any Borrower or any General Partner takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default beyond any applicable grace periods shall occur in the payment of recourse Indebtedness of any Borrower (other than the Obligations) in an aggregate amount greater than or equal to $10,000,000;

(g) (i) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, for the payment of money shall be entered or filed against any Borrower or any General Partner, or against any of their respective Property, in an aggregate amount for all such Persons in excess of $10,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has not denied coverage), and which remains undischarged, unvacated, unbonded or unstated for a period of thirty (30) days, and either (x) enforcement proceedings shall have been legally taken by a judgment creditor to attach or levy upon any Property of such Borrower or such General Partner to enforce any such judgment, or (y) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of sixty (60) consecutive days, or (ii) any Borrower or any General Partner shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(h) an event or series of events (whether related or not) occurs which has a Material Adverse Effect;

(i) [reserved];

(j) the termination or expiration of any Partnership Agreement;

(k) the occurrence of a Change of Control;

(l) [reserved];

(m) [reserved];

(n) any Borrower or any General Partner shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, and such order continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and such action continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days, (vi) take any corporate or similar action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(m)(m); or

(o) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Borrower or any General Partner, or any substantial part of any of its Property and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

Section 8.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (n) or (o) of Section 8.1) has occurred and is continuing, the Lender may, by written notice to the Borrowers: (a) terminate the remaining Commitments and all other obligations of the Lender hereunder on the date stated in such notice (which may be the date thereof) and (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. In addition, the Lender may exercise all rights and remedies available to it under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing.

Section 8.3. Bankruptcy Defaults. When any Event of Default described in subsections (n) or (o) of Section 8.1 has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lender to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Lender may exercise all rights and remedies available to it under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing.

Section 8.4. Post-Default Collections. Anything contained herein or in the other Loan Documents to the contrary notwithstanding, all payments and collections received in respect of the Obligations by the Lender after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Lender and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Lender in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which any Borrower has agreed to pay the Lender under Section 9.8;

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Loans;

(d) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrowers under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) finally, to the Borrowers or whoever else may be lawfully entitled thereto.

Section 8.5. Performance by the Lender. Should any Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, the Lender may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Borrower. In such event, the Borrowers shall, at the request of the Lender promptly pay any reasonable amount expended by the Lender in such performance or attempted performance to the Lender at the Lender’s office in Boston, Massachusetts, together with interest thereon at the default rate provided for in Section 3.1(b) of this Agreement from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that Lender shall not assume any liability or responsibility for the performance of any duties of any Borrower, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Borrower, or any related Person, nor by any such action shall the Lender be deemed to create a partnership arrangement with any Borrower or any related Person.

SECTION 9. MISCELLANEOUS.

Section 9.1. Notices.

(a) Except as expressly provided to the contrary herein, any communication, notice or demand to be given hereunder shall be delivered by hand-delivery, mailed by certified or registered mail, or sent by facsimile or as a PDF attachment to an email as follows:

The Borrowers:

Fidelity Core Real Estate Operating Partnership LP

245 Summer Street

Boston, MA 02210

Attention: Jessica Taylor

Email: Jessica.Taylor@fmr.com

The Lender:

FMR LLC

245 Summer Street

Boston, Massachusetts 02210

Attention: John Slyconish

Email: john.slyconish@fmr.com

Notices, requests and demands shall be deemed to have been duly given or made (a) when delivered by hand, (b) five days after having been deposited with the United States Postal Service as certified or registered mail, return receipt requested, with first-class postage and fees prepaid, (c) on the next Business Day after being consigned for next business day delivery, to Federal Express or another comparable overnight courier service, or (d) when sent by facsimile transmission, by email or as a PDF attachment to an email upon electronic confirmation of receipt. Any party to a Loan Document may change its address for notices by giving notice to each of the other parties as provided in this Section, but such notice shall not be effective against any such party until actually received. Any party to a Loan Document may rely on signatures thereon which are transmitted by fax or other electronic means (including DocuSign or other forms of electronic signature) as fully as if manually signed.

(b) Each Borrower agrees that the Lender is authorized (but is not obliged) to act upon facsimile or e-mail instructions which are received by the Lender from persons purported to be, or which instructions appear to be, authorized by such Borrower and such Borrower further agrees that:

(i) in the case of a facsimile instruction, the facsimile or the instruction attached to the facsimile is to be signed by a person or persons purporting to be authorized by such Borrower;

(ii) in the case of an e-mail instruction or an instruction in the form of a PDF (or equivalent) such instruction is from a person or persons purporting to be authorized by such Borrower; and

(iii) the Lender shall have no liability for not acting upon any email or facsimile instructions.

Each Borrower further agrees to indemnify and hold the Lender harmless from any claims arising by virtue of the Lender’s acting upon such instructions as such instructions were understood by the Lender except to the extent that such claims arise solely as a result of the Lender’s gross negligence or willful misconduct.

Section 9.2. Assignments and Participations.

(a) This Agreement, the Note and the other Loan Documents to which any Borrower is a party shall be binding upon and inure to the benefit of such Borrower and the Lender, all future holders of the Note and their respective successors and assigns, provided, however, that no Borrower may delegate its liabilities and obligations, nor assign its rights and benefits, under any Loan Document to any Person. The Lender shall have the right at any time, upon written notice to the Borrowers, to grant and sell participations in all or any part of the Lender’s rights and obligations with respect to the Loans. The Lender shall also have the right at any time to sell, assign and transfer all or any part of the Lender’s rights and obligations with respect to Loans to one or more banks, financial institutions, trusts, funds or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities of other financial assets; provided that, so long as no Event of Default is continuing, no sale, assignment or transfer may be made by the Lender without any Borrower’s prior written consent which shall not to be unreasonably withheld, conditioned or delayed. The Lender may at any time assign or pledge all or any part of its rights under the Loan Documents, including a pledge to a Federal Reserve Bank, provided, however, a pledge to the Federal Reserve Bank shall not release the Lender from its obligations thereunder.

(b) No Borrower shall transfer, grant security over or declare a trust over any of its rights arising under any Loan Document without the Lender’s prior written consent.

Section 9.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any Loan Document shall in any event be effective unless the same shall be in writing and signed by all parties, and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, subject to the consent of the Lender, but without the consent of any other Borrower an Additional Borrower may join this Agreement by signing a Borrower Joinder.

Section 9.4. No Waiver, Cumulative Remedies. No delay or failure on the part of the Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Lender and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 9.5. Right of Setoff. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by each Borrower to the extent not prohibited by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of the Borrowers to the Lender, any amount owing from the Lender to the Borrowers, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by the Lender against any Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of any Borrower or against anyone else claiming through or against any Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Lender prior to the making, filing or issuance, or service upon the Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. The Lender agrees promptly to notify the applicable Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.6. Limitation of Liability; Disclosure. (a) No claim may be made by any Borrower or any other Person against the Lender or any directors, officers, employees or agents of the Lender for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any Loan Document, or any act, omission or event occurring in connection therewith, and each Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) The Lender may disclose any “know your customer” information obtained by the Lender as required by law or any regulator, and the Lender shall have no liability in connection with any such disclosure. Each Borrower waives any claim to confidentiality or other rights regarding such “know your customer” information which could otherwise be the basis for blocking such disclosure.

Section 9.7. Survival of Representations and Certain Obligations. (a) All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

(b) The obligations of the Borrowers under Sections 3.3, 3.4, 3.5 and 9.8 shall survive the payment of the Loans and all other amounts payable under the Loan Documents. The Lender’s determination of any amount or amounts owed by the Borrowers to the Lender under any such Section shall be presumed correct absent manifest error.

Section 9.8. Cost and Expenses; Indemnification. (a) The Borrowers shall pay all reasonable expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any outside counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder.

(b) The Borrowers agree to indemnify and hold harmless the Lender and its affiliates, directors, officers, employees, attorneys and agents (each an “Indemnified Person”) from and against any loss, cost, liability, damage or expense (including the reasonable fees and disbursements of counsel of such Indemnified Person, including all local counsel hired by any such counsel) incurred by such Indemnified Person in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Lender and any Indemnified Person, the administration and enforcement of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any untrue statement or alleged untrue statement of any material fact by any Borrower in any document or schedule executed or filed with any Governmental Authority by or on behalf of any Borrower; (iv) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; (v) any acts, practices or omissions or alleged acts, practices or omissions of any Borrower or its agents relating to the use of the proceeds of the Loans, or in violation of any federal securities law, anti-money laundering laws, sanctions, Environmental Law or of any other statute, regulation or other law of any jurisdiction applicable thereto; or (vi) any acquisition or proposed acquisition by any Borrower of all or a portion of the stock, or all or a portion of the assets, of any Person whether such Indemnified Person is a party thereto. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrowers to each Indemnified Person under this Agreement or any other Loan Document or at common law or otherwise, and shall survive any termination of this Agreement or any other Loan Document and the payment of all indebtedness of the Borrowers under the Loan Documents, provided that the Borrowers shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent determined in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such Indemnified Person.

Section 9.9. Counterparts.

(a) Counterparts. Each Loan Document (other than the Note) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A counterpart of any Loan Document, and of any an amendment, modification, consent or waiver to or of any Loan Document, transmitted by facsimile, by email as a PDF attachment or by other electronic means shall be deemed to be an originally executed counterpart. A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with the Borrowers and the Lender. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by facsimile, by email as a PDF attachment or by other electronic means (including DocuSign or other forms of electronic signature) to the same extent as if originally signed. Any party to a Loan Document who provides signatures to any other party thereto by facsimile, by email as a PDF attachment or by other electronic means (including DocuSign or other forms of electronic signature) shall promptly provide an original thereof to such other party (but the failure to do so shall not negate such other party’s entitlement to rely upon such transmitted signatures as originals thereof).

Section 9.10. Integration. All exhibits to a Loan Document shall be deemed to be a part thereof. The Loan Documents embody the entire agreement and understanding between the Borrowers and the Lender with respect to the subject matter thereof and supersede all prior agreements and understandings between the Borrowers and the Lender with respect to the subject matter thereof.

Section 9.11. Headings Descriptive. Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

Section 9.12. Severability. Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

Section 9.13. Construction. Each Borrower represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

Section 9.14. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between such Borrower and its Subsidiaries and the Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Lender has advised or is advising the Borrower or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (iii) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person; (ii) the Lender has no obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.15. Governing Law; Consent to Jurisdiction; Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS.

(b) EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF MASSACHUSETTS, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MASSACHUSETTS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS Section 9.15. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 9.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.16. Waiver of Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.16.

Section 9.17. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder; (g) with the consent of a Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Lender, or any of its Affiliates on a nonconfidential basis from a source other than a Borrower. For purposes of this Section, “Information” means all information received from a Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by a Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.18. Joint and Several Liability. Each Borrower is jointly and severally liable for the Obligations as a primary obligor in respect thereof. The Obligations of each Borrower are independent of the Obligations of each other Borrower, and a separate action or actions may be brought and prosecuted against any Borrower to enforce this Agreement, irrespective of whether any action has been brought against any other Borrower or whether any other Borrower is joined in any such action.

[SIGNATURE PAGES TO FOLLOW]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

BORROWER:

FIDELITY CORE REAL ESTATE OPERATING PARTNERSHIP LP

By:	Fidelity Core Real Estate Fund, its General Partner
By:	Fidelity CRET Trustee, its sole Trustee

By:	/s/ Mark Lochiatto
Name: Mark Lochiatto
Title: Secretary

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT -

FIDELITY CORE REAL ESTATE OPERATING PARTNERSHIP LP]

LENDER:

FMR LLC

By:	/s/ John Slyconish
Name: John Slyconish
Title: Treasurer

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT -

FIDELITY CORE REAL ESTATE OPERATING PARTNERSHIP LP]